EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, relating to the financial statements of 4Kids Entertainment, Inc. appearing in Amendment No. 1 to the Annual Report on Form 10-K of 4Kids Entertainment, Inc. for the year ended December 31, 2004 and of our report dated April 28, 2005, relating to management’s report on the effectiveness of internal control over financial reporting appearing in Amendment No. 2 to the Annual Report on Form 10-K of 4Kids Entertainment, Inc. for the year ended December 31, 2004.

Deloitte & Touche LLP
New York, New York
August 31, 2005